Exhibit 99.1

FOR IMMEDIATE RELEASE

William S. Shanahan Joins Board of Directors of Life Technologies Corporation

Carlsbad, Calif., December 15, 2008 – Life Technologies Corporation (NASDAQ: LIFE), a provider of innovative life science solutions, today announced that William S. Shanahan has been appointed to its board of directors, effective December 16, 2008. Mr. Shanahan is the former president of Colgate-Palmolive Company and currently serves on the board of directors of Visa, Inc. (NYSE: V), Diageo PLC (NYSE: DEO), and MSD Ignition, Inc., a privately held company.

“Bill brings a wealth of global business and governance expertise to Life Technologies,” said Greg Lucier, Chairman and Chief Executive Officer of Life Technologies. “In particular, his vast experience in sales and marketing with one of the world’s most well-known brands will be invaluable as we work to better understand and serve our customers. His service on the boards of other prestigious companies will also provide good stewardship to the company. I welcome Bill to the Board and look forward to working with him to position Life Technologies for even greater success.”

Mr. Shanahan joined Colgate-Palmolive in 1965 upon graduating from college and began his tenure with the company in the international training program. He held roles of increasing responsibility in every division around the world, focusing on consistent global processes, market share leadership and profitable growth. He became chief operating officer in 1989 and was named president in 1992. During his tenure of responsibility for the company’s operations, Colgate-Palmolive’s sales more than doubled, and profits quintupled. Mr. Shanahan retired from Colgate-Palmolive in 2005.

Born in Cincinnati, Ohio and raised in Philadelphia, Pa., Mr. Shanahan received his undergraduate degree from Dartmouth College.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology tools company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific exploration, driving to discoveries and developments that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance personalized medicine, regenerative science, molecular diagnostics, agricultural and environmental research, and 21st century forensics. The company has historical sales of approximately $3.5 billion, employs 9,500 people, has a presence in more than 100 countries, and possesses a rapidly growing intellectual property estate of over 3,600 patents and exclusive licenses. Life Technologies was created by the combination of Invitrogen Corporation and Applied Biosystems Inc. For more information on how we are making a difference please visit our website www.lifetechnologies.com.

Safe Harbor Statement

Certain statements contained in this press release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Life Technologies intent that such statements be protected by the safe harbor created thereby. Potential risks and uncertainties include, but are not limited to: potential difficulties that may be encountered in integrating the merged businesses; potential uncertainties regarding market acceptance of Life Technologies; Life Technologies’ ability to protect its intellectual property rights; competitive responses to the merger; an economic downturn, including the deterioration in economic and market conditions currently being experienced; risks that revenues may be lower than expected; Life Technologies’ ability to make accurate estimates and control costs; Life Technologies’ and its partners’ ability to bid on, win, perform and renew contracts and projects; the need to develop new products and adapt to significant technological change; exposure to environmental liabilities and litigation; liabilities for pending and future litigation; the impact of changes in laws and regulations; industry competition; Life Technologies’ ability to attract and retain key employees; employee, agent or partner misconduct; risks associated with changes in equity-based compensation requirements; Life Technologies’ leveraged position and ability to service debt; risks associated with international operations; third-party software risks; terrorist and natural disaster risks; anti-takeover risks and other factors; as well as other risks and uncertainties detailed from time to time in Life Technologies’ Securities and Exchange Commission filings.

Contact Information:

Investor Relations

Amanda Clardy

760-476-7075

Amanda.clardy@lifetech.com

Corporate Communications

Farnaz Khadem

760-603-7245

Farnaz.khadem@invitrogen.com

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